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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                           Current Report Pursuant to
                             Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): June 1, 2001



                                PROQUEST COMPANY
                    (FORMERLY KNOWN AS BELL & HOWELL COMPANY)
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
                 (State or other jurisdiction of incorporation)





                  1-3246                              36-3580106
         (Commission File Number)       (I.R.S. Employer Identification Number)



     300 North Zeeb Road, Ann Arbor, MI              48103-1553
  (Address of principal executive offices)           (Zip Code)



                                 (734) 761-4700
              (Registrant's telephone number, including area code)

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     ProQuest Company (the "Company") sold its international mail and messaging technologies unit ("MMT International") to Pitney Bowes Inc. ("Pitney") pursuant to the Share Purchase Agreement, as amended, between the Company and Pitney. Pitney purchased all of the outstanding shares of Common Stock of Bell & Howell GmbH, Bell & Howell Limited, Bell & Howell Japan Ltd., Bell & Howell (Singapore) Pte. Ltd., Bell & Howell France S.A., and Bell & Howell Europa BV and the assets of certain subsidiaries of the Company for a cash purchase price of approximately $51 million subject to certain adjustments. MMT International manufactures, markets and services high-end mail processing, sorting and service-related products through a network of distributors and direct operations in Europe, Africa, the Middle East and Asia. It generated revenues of $84 million in 2000, which represented about 20 percent of the Company's mailing revenues. The remaining business, which is headquartered in Raleigh, North Carolina, will continue to serve the United States and Canada as well as the rest of the Americas, Australia and New Zealand. The purchase price was determined through arms length negotiations between the parties. The sale closed on June 1, 2001.


ITEM 7. Financial Statements and Exhibits.

     (a)  Pro forma financial information:

          In the first quarter of fiscal 2000, the Company adopted a plan to divest itself of MMT International. As a result, since the first quarter of fiscal 2000, the financial results of operation of MMT International have been segregated from the Company's continuing operations. Consequently, the pro forma effects of the transaction on income from continuing operations would be limited to a reduction in net interest expense and the related income tax effect.

          Pro Forma Balance Sheet Information:
          -----------------------------------

          If the sale to Pitney had occurred as of the beginning of fiscal 2001, the proceeds from the sale would have been used to reduce the Company's net debt, from $507 million to $456 million. This reduction of debt would have reduced the Company's total net interest expense for the fiscal quarter ended March 31, 2001 by $0.9 million, $0.5 million of which would have been allocated to continuing operations based upon the ratio of net assets of the discontinued business to the net assets of the Company. The reduction in net interest expense would have resulted in an increase in the tax provision for income taxes applicable to continuing operations of $0.2 million based on the Company's estimated effective tax rate of 40%.

          The impact on earnings per share for the first quarter of fiscal year 2001 would have been the following:
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                                                 Actual           Pro Forma
                                                 ------           ---------
          Earnings per share (basic)
          --------------------------

          Loss from continuing operations        $(0.02)          $(0.01)
                                                 ======           ======

          Earnings per share (diluted)
          ----------------------------

          Loss from continuing operations        $(0.02)          $(0.01)
                                                 ======           ======

          Weighted average shares:
          ------------------------

          Basic                                  23,622           23,622

          Diluted                                23,670           23,670


          If the sale to Pitney had occurred as of January 1, 2000, the first day of the Company's most recent fiscal year, the proceeds from the sale would have been used to reduce the Company's net debt, from $530 million to $479 million.

          This reduction of debt would have reduced the Company's total net interest expense for fiscal 2000 by $3.6 million, $2.0 million of which would have been allocated to continuing operations based upon the ratio of net assets of the continuing businesses to the net assets of the Company. The reduction in net interest expense would have resulted in an increase in the tax provision for income taxes applicable to continuing operations of $0.8 million based on the Company's actual effective tax rate for fiscal 2000 of 40%.

          The impact on fiscal year 2000 earnings per share would have been the following:


          Earnings per share (basic / diluted):
          -------------------------------------

          Loss from continuing operations before
          cumulative effect of a change in
          accounting principle                         $ (0.63)        $ (0.58)

          Cumulative effect of a change in
          accounting principle                           (2.76)          (2.76)
                                                       -------         -------

          Net loss from continuing operations
          per common share                             $ (3.39)        $ (3.34)
                                                       =======         =======
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          Weighted average shares:
          ------------------------

          Basic / Diluted                               23,657          23,657
                                                       =======         =======

          This pro forma data is for informational purposes only and may not necessarily reflect the results of operations had the MMT International unit been sold at the beginning of the periods indicated.


     (b)  Exhibits:

          *(99.1) Purchase and Sale Agreement dated April 18, 2001.

          (99.2) Press Release dated June 5, 2001 announcing the closing of the sale of MMT International.

          -----------
          *Confidential treatment requested for certain portions of this document.
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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PROQUEST COMPANY



                                   By: /s/ Kevin Gregory
                                      ------------------------------------------
Dated:  June 5, 2001                  Kevin Gregory, Vice President - Controller